EX-99.B-77D

SUB-ITEM 77D(g):  Any other investment policy set forth in the registrant’s charter, by-laws or prospectus.

WADDELL & REED ADVISORS FUNDS

Supplement dated January 2, 2013 to the

Waddell & Reed Advisors Equity Funds Prospectus

dated October 31, 2012

The following is added as a bullet point following the last bullet point of the “Your Account - Choosing a Share Class – Sales Charge Waivers for Certain Investors” section on page 79 of the Waddell & Reed Advisors Equity Funds Prospectus:

▪	Sales representatives and employees, and their immediate family members (spouse, children, parents, children’s spouses and spouse’s parents), associated with Legend Group Holdings LLC and its subsidiaries.

WADDELL & REED ADVISORS FUNDS

Supplement dated January 2, 2013 to the

Waddell & Reed Advisors Equity Funds Statement of Additional Information

dated October 31, 2012

and as supplemented December 13, 2012

The following is added as a new paragraph after the second full paragraph of the “Purchase, Redemption and Pricing of Shares – Net Asset Value Purchases of Class A Shares” section on page 90:

Class A shares may be purchased at NAV by sales representatives and employees, and their immediate family members (spouse, children, parents, children’s spouses and spouse’s parents), associated with Legend Group Holdings LLC and its subsidiaries.

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